Exhibit 10.1

Agreement between Dandrit Biotech A/S, Fruebjergvej 3, 2100 Kebenhavn 0, CVR 26027322 (Chairman of the board - Attorney at Law Niels Erik Nielsen) and Robert W Wolfe, Randolph, Vermont regarding the continuance and termination of the CFO Contract dated Feb. 10 2014.

1.          The salary owed (based on 2014 contract), the outstanding unpaid expenses (submitted in January and February to Marianne), attorney fees and any additional expenses (pursuant to our contract) are paid by the Company. Attorney Fees (Denmark and US) is maximized to 4.000 USO.

2.          The CFO contract with all terms and conditions remaining the same except for the changes agreed in point 4, 5 , 6 and 7 below.

3.          Bob continue to work for the Company including finalizing the 10-K filing in relation to 2014.

4.          After filing the 10-K, Bob receives a bonus of $ 10.000.00 USO.

5.           The parties agree that the contract terminates end of October 2015. Reference is made to the notice provisions (point 10.l). Bob Wolfe is paid his agreed salary ex. additional expenses during that period even though a new CFO has taken over his responsibilities.

6.          The Company will hire a new CFO to take over CFO duties during March/April 2015.

7.          SEC requires an 8K filing for change of officers and/or directors of within 4 days of the agreement regarding any change. Bob Wolfe will initiate this filing. On (March 13 2015).

8.          Bob Wolfe offers - at the discretion of the Company -to act as Consultant in securing that the Company meets the SEC requirement in future filings etc. Bob Wolfe charges 150 USO per hour - however the first 100 hours used from May 1 until end October 2015 will be free of charge.

Agreed this 13th day of March 2015.

On behalf of:

DanDrit Biotech A/S	DanDrit Biotech USA, Inc.

/s/ NE Nielsen	/s/ NE Nielsen	/s/ Robert E. Wolfe
NE Nielsen, Chairman	NE Nielsen, Chairman	Robert E. Wolfe